Transocean Ltd. Investor Relations and Corporate Communications

News Release
Analyst Contacts:	Thad Vayda
+1 713-232-7551

Diane Vento
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Media Contact:	Pam Easton	FOR RELEASE:	May 27, 2015
+1 713-232-7647

TRANSOCEAN LTD. ANNOUNCES DEPARTURE OF ESA IKAHEIMONEN;
APPOINTS MARK MEY AS CFO

ZUG, SWITZERLAND-May 27, 2015-Transocean Ltd. (NYSE: RIG) (SIX: RIGN) today announced that, as mutually agreed with the company, Esa Ikaheimonen is stepping down as Executive Vice President and Chief Financial Officer effective immediately. Mr. Ikaheimonen has also resigned his company-appointed position as the Chairman of the Board of Directors of Transocean Partners LLC, a subsidiary of Transocean. Additionally, the company announced that Mr. Mark Mey has been appointed as Executive Vice President and Chief Financial Officer effective May 28, 2015.
“Esa brought a fresh and unique perspective to Transocean when he joined the company almost three years ago and he has contributed materially to the company’s capital structure, fleet rationalization and cost management initiatives,” said Jeremy Thigpen, Transocean’s President and Chief Executive Officer. “On behalf of all of Transocean, I thank Esa for his service and wish him great success in his future endeavors.”
Thigpen continued: “I have known Mark for a number of years, and I am very pleased to have the opportunity to finally work with him. Mark brings extensive industry and leadership experience to the CFO role, and he will be a great addition to the Transocean team.”
Mr. Mey most recently served as Executive Vice President and Chief Financial Officer of Atwood Oceanics (“Atwood”). Including his almost five years at Atwood, he has over 28 years of experience in the energy and financial services industries in both the United States and South Africa. Prior to Atwood, Mr. Mey was Senior Vice President and Chief Financial Officer and a Director of Scorpion Offshore Ltd. He also held positions of increasing responsibility during his 12 years with offshore driller Noble Corporation, including Vice President and Treasurer. Mr. Mey earned an Advanced Diploma in Accounting and a Bachelor of Commerce degree from the University of Port Elizabeth, South Africa. He is a Chartered Accountant and attended the Harvard Business School Executive Advanced Management Program.
About Transocean

Transocean is a leading international provider of offshore contract drilling services for oil and gas wells. The company specializes in technically demanding sectors of the global offshore drilling business with a particular focus on deepwater and harsh environment drilling services, and believes that it operates one of the most versatile offshore drilling fleets in the world.

Transocean owns or has partial ownership interests in, and operates a fleet of, 65 mobile offshore drilling units consisting of 41 high-specification floaters (ultra-deepwater, deepwater and harsh-environment drilling rigs), 14 midwater floaters and 10 high-specification jackups. In addition, the company has seven ultra-deepwater drillships and five high-specification jackups under construction.
For more information about Transocean, please visit: www.deepwater.com.